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                                                                       Exhibit 4

                         REGISTRATION RIGHTS AGREEMENT

          This Agreement, dated March 19, 1998, is between Microfield Graphics, Inc. (the "Company") and Steelcase Inc. (the "Investor"). Section 8 contains an index of all defined terms.

                                   RECITALS

     A. The Company and the Investor are parties to a Common Stock Purchase Agreement ("Purchase Agreement") dated March 16, 1998, pursuant to which the Investor is purchasing shares of Common Stock from the Company.

     B. The Investor has requested, and the Company is willing to grant to the Investor, registration rights, all on the terms and conditions of this Agreement.

                                   AGREEMENT

          The parties agree as follows:

1.  Request for Registration.

     1.1 Request and Notice. If the Company shall receive, at any time after March 19, 2000, a written request from the Investor (a "Notice") that the Company file a registration statement under the Securities Act of 1933, as amended (the "1933 Act"), then the Company shall, subject to the limitations of this Agreement, use all reasonable efforts to effect as soon as practicable, and in any event within 90 days of the receipt of such request, the registration under the 1933 Act of all Registrable Securities which the Investor shall have specified in the Notice. Any written request from the Investor pursuant to this Section 1.1 shall state that the request is being made pursuant to this
Section 1.1. The Company is obligated to effect only two such registrations pursuant to this Section 1.1.

     1.2 Shares Included. The Investor shall include in such registration at least 200,000 shares of the Registerable Securities then held by it, or all of the remaining Registrable Securities then held by the Investor if less.

     1.3 Underwriting. If the Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so
advise the Company as a part of its request made pursuant to Section 1.1.   In
such event, the Investor shall (together with the Company as provided in Section 2.5) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Investor and reasonably acceptable to the Company. Notwithstanding any other provision of this Section
1, if the underwriter advises the Investor in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Investor agrees to limit the number of shares of Registrable Securities that may be included in the underwriting.
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     1.4  Deferral.  Notwithstanding the foregoing, (a) the Company shall not be obligated to effect a registration pursuant to Section 1.1 during the period starting with the date 60 days prior to the Company's good faith estimated date of filing of, and ending on the date 90 days following the effective date of, a registration statement pertaining to an underwritten public offering of securities for the account of the Company (the "Preclusion Period"), provided, however, that the Company is at all times during such period diligently pursuing such registration, and further provided that the Company notifies the Investor at least 20 days before the beginning of the Preclusion Period and (b) if the Company shall furnish to the Investor a certificate signed by the President or Chief Financial Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for the Company to comply with such request and it is therefore essential to defer the filing of the registration statement relating thereto, the Company shall have the right to defer such filing for a period of not more than 180 days after receipt of the Investor Notice; provided, however, that the Company may not exercise this right more than once in any 12-month period.

     1.5 Required Registration. The Company may, by giving written notice to the Investor, require that all shares of Registrable Securities then held by the Investor be registered on Form S-3 or a comparable form under the 1993 Act. After giving such notice, the Company shall promptly undertake to prepare and file with the SEC a Form S-3 or comparable registration statement with respect to all the Investor's Registrable Securities and use its best efforts to cause such registration to become effective and shall refrain from terminating such registration statement until the Investor has sold all of its Registrable Securities registered under such registration statement. The Investor shall furnish to the Company such information regarding the Investor, the Registrable Securities held by it, and the intended method of distribution (if any), as shall be reasonably required to effect the registration pursuant to this Section
1.5. If a registration pursuant to this Section 1.5 becomes effective, all further obligations of the Company to make any registrations under this Agreement shall automatically terminate.

     1.6 Company Registration. If (but without any obligation to do so) the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give the Investor written notice of such registration. Upon the written request of the Investor given within ten (10) days after mailing of such notice by the Company in accordance with Section 7.5, the Company shall, subject to the provisions of Section 4.4, include in the registration statement all of the Registrable Securities that the Investor has requested to be registered.

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2.  Obligations of the Company.

          Whenever required under Sections 1.1 or whenever it elects under
Section 1.5 of this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

     2.1 Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonably efforts to cause such registration statement to become effective, and keep such registration statement effective for up to nine months (or, if earlier, until the Investor has sold the Registrable Securities held by it).

     2.2 Amendments. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

     2.3 Prospectus. Furnish to the Investor such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

     2.4 Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states or jurisdictions as shall be reasonably requested by the Investor, provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

     2.5 Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.

     2.6 Notification. Notify the Investor, at any time when a prospectus covered by such registration statement is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, either (a) includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing or (b) to the Company's knowledge, fails to comply with the 1933 Act or any other applicable federal or state securities laws.

     2.7 Listing. List the Registrable Securities being registered on any national securities exchange on which a class of the Company's equity securities are listed or qualify the Registrable Securities being registered for inclusion on the Nasdaq Stock Market if the Company does not have a class of equity securities listed on a national securities exchange.

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

3.  Expenses.

     3.1 Registration Expenses. All expenses (other than underwriting expenses, discounts and commissions relating to Registrable Securities and fees and disbursements of counsel for the Investor), including without limitation, all registration, filing, and qualification fees, printing and accounting fees and legal fees and expenses of the Company' counsel incurred in connection with a registration pursuant to Section 1.1 or Section 1.5 shall be borne by the Company.

     3.2 Underwriting Expenses. All underwriting expenses, discounts and commissions relating to the Registrable Securities shall be borne by the Investor.

     3.3 Deemed Amendment. Notwithstanding any other provision of this Section 3, the provisions of this Section 3 shall be deemed amended to incorporate and comply with the provisions of any applicable state securities laws, regulations, and administrative policies.

     3.4 Withdrawn Registration. The Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.1 if the registration request is subsequently withdrawn at any time at the request of the Investor (in which case the Investor shall bear such expenses), unless the Investor agrees to forfeit its right to a demand registration pursuant to
Section 1.1. Notwithstanding the foregoing, however, if the Investor's request for such withdrawal is preceded by and a consequence of a material adverse disclosure made by the Company after the date of the Investor Notice but before the effective date of the resulting registration statement, then the Investor shall not be required to bear such expenses and shall not forfeit its right to demand one registration pursuant to Section 1.1 as a consequence of such withdrawal request.

4.  Certain Requirements.

     4.1 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required under applicable federal and state securities laws and regulations to effect the registration of its Registrable Securities.

     4.2 Delay of Registration. So long as the Company has given any notice required by this Agreement, the Investor shall not have any right to take any action to restrain or otherwise delay any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

     4.3 Limits on Registrations. The Company shall not be obligated to register any Registrable Securities under this Agreement at any time after March 19, 2005. This Agreement shall automatically expire on March 19, 2005. Termination of this Agreement shall not affect any obligations to register pursuant to a demand received prior to the termination of this Agreement.

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      4.4 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.6 to include any of the Investor's securities in such underwriting unless it accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold (other than by the Company) that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders).

5.   Indemnification.

          If any Registrable Securities are included in a registration statement under this Agreement:

     5.1 By the Company. To the extent permitted by law, the Company will indemnify and hold harmless the Investor, the officers and directors of the Investor, any underwriter (as defined in the 1933 Act) for the Investor and each person, if any, who controls the Investor or underwriter within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act, or any other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions, or violations (collectively a "Violation"): (a) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(c) any violation or alleged violation by the Company, or any of the Company' officers, directors, employees or affiliates of the 1933 Act, the 1934 Act, or any rule or regulation promulgated under the 1933 Act, the 1934 Act, or any state or other federal securities law. The Company will reimburse the Investor and each such officer or director, or underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the

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extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any the Investor, underwriter or controlling person.

     5.2 By the Investor. To the extent permitted by law, the Investor will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act and each agent and any underwriter for the Company, against any losses, claims, damages, or liabilities (joint or several) to which the Company or any such director, officer, controlling person, agent, or underwriter or controlling person, may become subject, under the 1933 Act, the 1934 Act, or any other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Investor expressly for use in connection with such registration; and the Investor will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent, or underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld.

     5.3  Procedure. Promptly after receipt by an indemnified party under this
Section 5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, reasonably satisfactory to the indemnifying party, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflicts of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 5 except to the extent the indemnifying party is prejudiced as a result thereof; and the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.

     5.4 Survival. The obligations of each party under this Section 5 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement.

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6.  Reports, Assignment and Stand-off.

     6.1 Reports Under Securities Exchange Act of 1934. With a view to making available to the Investor the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration, the Company agrees to:

          (a) Make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

          (b) File with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

          (c) Furnish to the Investor, so long as the Investor owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Investor of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

     6.2 Assignment. The Investor's rights under this Agreement may not be assigned by the Investor without the prior written consent of the Company, except to any other person or entity, directly or indirectly, controlled by or under direct or indirect common control with Investor (the "Investor Affiliate"), provided that such Investor Affiliate acquires at least 50,000 shares of the Investor's Registrable Securities. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties. "Control" means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Investor Affiliate shall not mean employees of Investor acting in their individual capacities.

     6.3 "Market Stand-off" Agreement. The Investor hereby agrees that it shall not, to the extent requested by the Company and an underwriter of Common Stock (or other securities) of the Company, sell or otherwise transfer or dispose (other than to donees who agree to be similarly bound) any Registrable Securities during the period requested by such underwriter (not to exceed 180 days following the effective date of a registration statement of the Company filed under the 1933 Act); provided, however, that all officers and directors of the Company also enter into similar agreements.

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

7. Miscellaneous.

     7.1 No Third Party Benefits. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     7.2 Governing Law. This Agreement and all transactions contemplated hereby, shall be governed, construed and enforced in accordance with the laws of the State of Oregon, without reference to its choice of law provisions.

     7.3 Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed to be an original, and all of which when taken together shall constitute one single agreement between the parties.

     7.4 Headings. The headings and subheadings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of this Agreement.

     7.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party notified, (b) three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address for such party, (c) one day after deposit with a nationally recognized air courier service such as DHL or Federal Express for next day delivery, or (d) on the date of facsimile transmission, with confirmed transmission, provided that notice is also given under clauses (a), (b) or (c), above. Addresses for notices are on the signature page hereof, or such other address as such party may designate by ten days' advance written notice to the other party in accordance with this Section 7.5.

     7.6 Amendment; Waivers. No amendment or modification of this Agreement shall be effective unless it is set forth in a writing which refers to the particular provision(s) so amended or modified and is executed by authorized representatives of both parties. No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy and any waiver as to a breach of any particular provision will not be deemed to be a waiver of any future breach of that same provision.

     7.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     7.8 Entire Agreement. This Agreement contains the entire understanding of the parties regarding the subject matter of this Agreement and supersedes any other agreements

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

among the parties regarding such subject matter, each of which is hereby terminated and of no further force or effect.

8. Definitions.

          The following terms are defined as follows or in the indicated sections of this Agreement:

          "1933 Act" shall have the meaning set forth in Section 1.1;

          "1934 Act" shall have the meaning set forth in Section 5.1;

          "Purchase Agreement" shall have the meaning set forth in Recital A;

          "Common Stock" means the common stock of the Company;

          "The Investor" means Steelcase Inc., a Michigan corporation;

          "Notice" shall have the meaning set forth in Section 1.1;

          "The Investor Affiliate" shall have the meaning set forth in Section 6.2;

          "The Company" means Microfield Graphics, Inc., an Oregon corporation;

          "Register," "registration," and "registered" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended, and the declaration or ordering of effectiveness of such registration statement or document;

          "Registrable Securities" means (a) the Common Stock issuable or issued pursuant to the Purchase Agreement, (b) the Common Stock issuable or issued upon exercise of the Warrant, and (c) any stock issued in connection with the Common Stock described in (a) or (b) of this provision;

          "SEC" means the Securities and Exchange Commission;

          "Violation" shall have the meaning set forth in Section 5.1; and

          "Warrant" means Warrant No. 1998-W-1 issued to the Investor for the purchase of 260,000 shares of the Company's Common Stock, of even date hereof.

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

     The parties have executed this Agreement as of the date first written above.


                                      MICROFIELD GRAPHICS, INC.



                                      By:  /s/ John B. Conroy
                                         ---------------------------------
                                           John B. Conroy, President and
                                           Chief Executive Officer


Mailing Address:                      7216 SW Durham Road
                                      Portland, OR 97224
                                      Attention: John B. Conroy, President and
                                        Chief Executive Officer
                                      Fax: 503/620-4090


                                      STEELCASE INC.


                                      By:  /s/ James P. Hackett
                                         ---------------------------------
                                           James P. Hackett, President and
                                           Chief Executive Officer


Mailing Address:                      901-44th Street S.E.
                                      Grand Rapids, MI 49508
                                      Attention: James P. Hackett, President and
                                        Chief Executive Officer
                                      Fax: 616/247-2374

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